Exhibit 99.2

KPMG LLP
Suite 1500	Telephone	801 333 8000
15 West South Temple	Fax	801 237 1552
Salt Lake City, UT 84101-9901	Internet	www.us.kpmg.com

March 27, 2006

Ms. Kristine Hughes,

Chairman, Board of Directors

Nature’s Sunshine Products, Inc.

75 East 1700 South

Provo, Utah 84606

Re:   Follow-up from meeting on March 22, 2006 and March 26, 2006

Dear Ms. Hughes:

We write to follow-up on our meetings on Wednesday, March 22, 2006 and on our telephonic meeting yesterday regarding the status of the remedial actions recommended by the independent investigator and endorsed by the Special Committee. We have had an opportunity to consider their report on the investigation presented to us on March 15, 2006, additional information received on March 22, 2006 and the comments made during our call on March 26, 2006.

While we understand that the investigators are in the process of finalizing their report and that additional remedial actions may be recommended, we believe it is necessary for the Company to act on those recommendations already presented. It is our belief that the Company will need to implement all of the recommendations.

The investigator and the Special Committee have concluded that the Company should terminate Mr. Douglas Faggioli, President and CEO. The investigation found electronic evidence indicating that Mr. Faggioli knew of an alleged fraud in the international operations of the Company yet signed two different representation letters to KPMG LLP (KPMG) (on March 15, 2005 and August 5, 2005) affirming to the contrary, and that he had approved a payment in violation of the Foreign Corrupt Practice Act. We understand that the investigation of Mr. Faggioli is continuing with respect to the transfer tax plan, design and approval of bonuses with reference to the tax plan, and the termination of Mr. Jeff Hill, the former corporate controller of the Company. However, the results of those investigations will not alter the conclusions already reached.

Despite these conclusions, the Company has not taken any remedial action with respect to Mr. Faggioli. To the contrary, at our meeting on March 15, 2006 and March 26, 2006 you stated that the Company would not terminate Mr. Faggioli. Such a response to the investigation and its findings is not acceptable.

The investigator and the Special Committee also recommended that Mr. Franz Cristiani, the chair of the Audit Committee, be removed from that position. The evidence provided by the investigation indicates that Mr. Cristiani was aware of an alleged fraud that, in his words, “could be considered material from an auditing standpoint and could pose a significant problem to our company.” Despite being copied on the representations to the contrary being made to KPMG, Mr. Cristiani made no attempt to notify KPMG of these allegations or to correct the inaccurate representations made to KPMG. To date he remains chair of the Audit Committee. In addition to the recommendation, it is our belief that he must be removed from the Audit Committee and the Board of Directors.

Ms. Kristine Hughes,

Chairman, Board of Directors

Nature’s Sunshine Products. lnc.

March 27, 2006

With respect to the termination of Mr. Faggioli and the removal of Mr. Cristiani from the Audit Committee and Board of Directors it is our belief that it is necessary that these steps be taken by the close of business on Wednesday, March 29, 2006.

While we understand that the Company may require a short period of time to implement the remaining recommended remedial measures, we would expect the Company to be in a position to share with us its plans by Monday, April 10, 2006.

As part of its remediation plan the Company also should consider whether additional actions are necessary to address identified weaknesses in the internal control structure of the Company. We also believe it will be necessary for the Company to assess the structure of the Board of Directors and provide for a majority of independent directors.

As discussed previously, KPMG will assess the objectivity and adequacy of the investigation, and consider the implications of its findings on other aspects of the audit, including the reliability of representations provided to us. Accordingly, absent timely remedial action, KPMG will be unable to complete our audit and may find it necessary to withdraw from the engagement.

Please contact me as soon as possible in order to schedule a meeting to review the Company’s remediation plan.

Very truly yours,

KPMG LLP

S. Craig Omer, Audit Partner

cc:           Mr. Larry Deppe, Special Committee
                Mr. Justin P. Klein, Ballard Spahr Andrews & Ingersoll LLP
                Mr. Jay Dubow, Wolf Block LLP